Exhibit 99.2
BOISE INC.
RONOA Performance Unit Award Agreement
This Performance Unit Award (the “Award”) is made as of March 15, 2013 (the “Award Date”), by and between Boise Inc. (“Boise”) and the individual named above (“you”) pursuant to the Boise Inc. Incentive and Performance Plan (the “Plan”) and the following terms and conditions of this agreement (the “Agreement”):

1.
Terms and Conditions; Definitions. This Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement expressly states that an exception to the Plan is being made.

2.
Award. You are hereby awarded the number of Performance Units (“Performance Units”) set out above, subject to adjustment based on the achievement of the Performance Goal, as provided in Section 3, and an equal number of related dividend equivalents, subject to the terms and conditions of the Plan and this Agreement. Each whole Performance Unit represents the right to receive one full share of Stock at the time and in the manner described in this Agreement. Subject to Section 7 of this Agreement, each dividend equivalent represents the right to receive an amount equal to the dividends, if any, that have a record date occurring between the Award Date and the Settlement Date (as defined in Section 10 of this Agreement) with respect to the share of Stock represented by the related Performance Unit.

3.	Performance Goal. The number of Performance Units awarded shall be adjusted based on attainment of the Performance Goal, as set forth in this Section 3.

3.1.
Performance Criteria. “RONOA” is the applicable Performance Criteria and shall be the average of the annual outcome for each of the two years ending December 31, 2013 and December 31, 2014 (together, the “Performance Period”). “RONOA” means Boise's Adjusted Operating Income divided by the sum of average Property, Plant and Equipment, average Goodwill and Other Intangible Assets, and average Operating Working Capital, where:

3.1.1.
“Adjusted Operating Income” is reported under the caption “Income from Operations” shown on Boise's financial statements, adjusted for those items used to compute adjusted operating income as disclosed in Boise's reported earnings.

3.1.2.	“Property, Plant and Equipment” is reported under the caption “Property” in Boise's financial statements. Major expansion projects are excluded until the underlying assets are placed into service.

3.1.3.	“Goodwill and Other Intangible Assets” include those items reported under the captions “Intangible Assets, net” and “Goodwill” in Boise's financial statements.

3.1.4.	“Operating Working Capital” is Boise's current assets minus current liabilities, excluding cash and short-term investments, income tax-related items, and debt.

3.2.	Performance Goal. Target RONOA is 10.0%. The table below identifies adjustment multiples for specified levels of RONOA.

RONOA	Adjustment Multiple
7.9%	30%
8.5%	50%
10.0%	100%
11.5%	150%
13.0%	200%

3.3.
Adjustment of Number of Performance Units. The number of Performance Units awarded to you pursuant to Section 2 shall be adjusted based on the achievement of the Performance Goal. On or before March 16, 2015, the Committee will determine whether the minimum RONOA has been met for the Performance Period. If so, the RONOA adjustment multiple will be calculated based on RONOA results for the Performance Period, rounded to the nearest tenth of a percent, and the table in Section 3.2. The number of Performance Units granted pursuant to Section 2 will be multiplied by the RONOA adjustment multiple achieved, rounded to the nearest tenth of a percent, and the result shall be the final number of Performance Units awarded under this Agreement. All calculations shall be rounded down to the nearest whole Performance Unit; no fractional Performance Units shall be awarded.

3.4.
Additional Terms. Adjustment multiples between numbers indicated in the table in Section 3.2 will be calculated using straight-line interpolation. Minimum RONOA of 7.9% must be achieved for the Performance Period or all Performance Units will be forfeited. Payout is capped at 200% of the initial number of Performance Units. Final Performance Units awarded may be more or less than the initial number awarded, based on performance with respect to the Performance Goal.

4.
Vesting. The Award is subject to time-based vesting restrictions, as follows: fifty percent (50%) of the Award shall vest on March 16, 2015, and fifty percent (50%) of the Award shall vest on March 15, 2016.

5.	Termination of Employment. If you terminate employment before March 15, 2016, Performance Units not vested at the time of your Termination of Employment will be treated as follows:

5.1.
If your Termination of Employment is a result of your death or total and permanent disability, you will receive all of the Performance Unit not yet vested at the time of your Termination of Employment. If the number of Performance Units has not yet been adjusted pursuant to Section 3, the Performance Goal in Section 3 shall be deemed to have been met at the target 10.0% RONOA level.

5.2.
If your Termination of Employment is a result of your retirement and it constitutes a “separation from service” as defined pursuant to Internal Revenue Code Section 409A and the regulations thereunder, you will receive a portion of the Performance Units not yet vested at the time of your Termination of Employment (as adjusted pursuant to Section 3), calculated as the difference between (i) the number of Performance Units determined by multiplying the total number of Performance Units subject to this Award by a fraction which is the number of full months worked since the Award Date over 36 months, and (ii) the number of Performance Units that have vested on or prior to the date of such termination.

For purposes of this Section 5.2, “retirement” means Termination of Employment at or after age 55 and having satisfied the “rule of 65,” which requires a combination of age and full years of service that totals at least 65.

5.3.
If your Termination of Employment is a direct result of (i) the sale or permanent closure of any facility or operating unit of Boise, or a bona fide curtailment, or a reduction in workforce or (ii) a strategic transaction (e.g., a reorganization, sale, divestiture, or spin-off) involving an organizational unit larger than a single location, in either case other than a Change in Control and as determined by Boise in its sole discretion, you execute a waiver/release in the form required by Boise, and the Termination of Employment constitutes a “separation from service” as defined pursuant to Internal Revenue Code Section 409A and the regulations thereunder, you will receive a portion of the Performance Units not yet vested at the time of your Termination of Employment (as adjusted pursuant to Section 3), calculated according to Section 5.2.

5.4.
If (i) you have a written severance agreement between you and Boise Paper Holdings, L.L.C. (or its successor under the terms of that agreement) specifying certain benefits upon a “Qualifying Termination” (as that term is used in the severance agreement), and (ii) your Termination of Employment occurs during the term of that severance agreement, and (iii) your Termination of Employment is not covered under either Section 5.2 or 5.3 above, but it is a “Qualifying Termination” under that severance agreement, and (iv) the Termination of Employment constitutes a “separation from service” as defined pursuant to Internal Revenue Code Section 409A and the regulations thereunder, you will receive a portion of the Performance Units not yet vested at the time of your Termination of Employment (as adjusted pursuant to Section 3), calculated according to Section 5.2.

5.5.
Upon your voluntary or involuntary Termination of Employment for any other reason (including a Termination of Employment that is not a “separation from service” as defined pursuant to Internal Revenue Code Section 409A and the regulations thereunder), any unvested portion of the Award will be forfeited.

5.6.	Any Performance Units you receive under this Section 5 will vest and become payable as follows:

5.6.1.	For Performance Units received under Section 5.1, as of the day after the date of your Termination of Employment;

5.6.2.	For Performance Units received under Section 5.2, as of the later of March 16, 2015 or the day after the date of your Termination of Employment;

5.6.3.
For Performance Units received under Section 5.3 or 5.4, as of the later of March 16, 2015 or the day after the date of your Termination of Employment (or if execution of a waiver/release is required, 30 days after the date of your Termination of Employment, subject to the waiver/release becoming irrevocable by that date).

5.6.4.
Notwithstanding the foregoing Sections 5.6.2 and 5.6.3, if a Change in Control that constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation,” or a “change in the ownership of a substantial portion of the assets of the corporation,” as those terms are defined pursuant to Section 409A of the Internal Revenue Code and the regulations thereunder, occurs prior to March 16, 2015, then, with respect to Performance Units otherwise scheduled to vest pursuant to Section 5.6.2 or 5.6.3 as of March 16, 2015, the number of Performance Units vesting shall be calculated according to Section 6.1, and the Performance Units shall vest and become payable as of the date of the Change in Control.

5.7.	Any unvested Performance Units remaining will be forfeited.

6.
Change in Control. If a Change in Control that constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation,” or a “change in the ownership of a substantial portion of the assets of the corporation,” as those terms are defined pursuant to Section 409A of the Internal Revenue Code and the regulations thereunder, occurs prior to March 15, 2016, the following terms shall apply.

6.1.
If the Change in Control occurs prior to March 16, 2015, a portion of your Performance Units shall vest and become payable as of the date of the Change in Control if the purchaser or its ultimate direct or indirect parent company is, as of the effective date of the Change in Control, a privately-held entity without a class of equity securities registered under the Securities Exchange Act of 1934, as amended. Otherwise, a portion of your Performance Units shall vest and become payable as of the date of the Change in Control, except to the extent that a Replacement Award is provided to you, as described in Section 22 of the Plan, provided that a Replacement Award shall not contain any performance goals but shall be time-vesting only. The number of Performance Units that will vest pursuant to this Section 6.1 shall equal the greater of:

6.1.1.	100% of the Performance Units granted pursuant to Section 2 (the Performance Goal in Section 3 shall be deemed to have been met at the target 10.0% RONOA level); or

6.1.2.
A number of Performance Units based on the actual performance of Boise against the Performance Goal for that portion of the Performance Period elapsed up to the end of the most recently completed calendar month prior to the date of the Change in Control and based on target performance (at the 10.0% RONOA level) during the balance of such Performance Period in accordance with the following formula: Number of Performance Units to be Vested = Performance Units x ((MC/24) x (adjustment multiple for RONOA achieved for the completed calendar months of the Performance Period prior to a Change in Control) + ((24-MC)/24)), where MC = the number of completed calendar months of the Performance Period prior to a Change in Control.

6.2.
If the Change in Control occurs on or after March 16, 2015, the Award shall vest and become payable as of the date of the Change in Control if the purchaser or its ultimate direct or indirect parent company is, as of the effective date of the Change in Control, a privately-held entity without a class of equity securities registered under the Securities Exchange Act of 1934, as amended. Otherwise, this Award shall vest and become payable as of the date of the Change in Control, except to the extent that a Replacement Award is provided to you, as described in Section 22 of the Plan.

7.
Dividend Equivalents. You will be entitled to receive a dividend equivalent equal to any dividends declared on each share of Stock represented by a related Performance Unit with a record date occurring between the Award Date and the Settlement Date (as defined in Section 10 of this Agreement), subject to the same terms and conditions as the related Performance Unit. Dividend equivalents shall be awarded only with respect to the number of Performance Units as adjusted pursuant to Section 3. Any dividend equivalents described in this Section 7 will be distributed to you in accordance with Section 10 of this Agreement or forfeited, depending on whether you have met the conditions described in this Agreement and the Plan. Any such distributions shall be made in (i) cash, for any dividend equivalents relating to cash dividends and (ii) Stock, for any dividend equivalents relating to Stock dividends.

8.
No Transfer. The Performance Units awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to vesting. Any attempt to transfer your rights in the awarded Performance Units prior to vesting will result in the immediate forfeiture of the awarded Performance Units.

9.	Voting Rights. With respect to the awarded Performance Units, you are not a shareholder and do not have any voting rights.

10.
Payment. Vested whole Performance Units will be paid to you in whole shares of Stock (as adjusted pursuant to Section 3). If the vesting calculation results in a fractional number of shares, the number of shares vesting at that time shall be rounded down to the next whole number. No fractional shares shall be issued.

10.1.
Time of Payment. The designated payment date (the “Settlement Date”) for purposes of Section 409A of the Internal Revenue Code and the regulations thereunder shall be the indicated vesting date for Performance Units vesting pursuant to Section 4, the vesting date indicated in Section 5.6 for Performance Units vesting pursuant to Section 5, or the date of the Change in Control for Performance Units vesting pursuant to Section 6. Delivery of shares pursuant to this Agreement shall be made as soon as practicable following the vesting of Performance Units according to this Agreement, but in any case by the later of December 31st of the calendar year in which such vesting occurs or the 15th day of the third calendar month following the Settlement Date.

10.2.
Delay for “Specified Employees.” To the extent required to comply with Section 409A of the Internal Revenue Code and the regulations thereunder, if you are a “specified employee” (within the meaning of Internal Revenue Code Section 409A(a)(2)(B)), notwithstanding Section 10.1, you shall not receive any payment pursuant to Section 5 within six months after the date of your Termination of Employment, provided that if your Termination of Employment is due to death, this delay shall not apply. Amounts otherwise payable within six months after the date of your Termination of Employment shall be paid on the date that is six months and one day after the date of your Termination of Employment, or, if such date is not a business day, the next business day following such date. No interest shall accrue during the six month period.

11.	Clawback. Notwithstanding the vesting and payment terms above, this Award is subject to any compensation recovery (clawback) policy in effect at the time of vesting and/or payment.
Boise Inc.
By: _____________________________________________
Name: Virginia Aulin
Title: Corporate Vice President, Human Resources and Corporate Affairs